Exhibit 99(c)

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                    [ORRSTOWN FINANCIAL
                   SERVICES, INC. LOGO]

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Orrstown Financial Services, Inc. (the "Company") has established a Stockholder
Dividend Reinvestment Plan (the "Plan") and appointed Orrstown Bank as Administrator for the Plan.

The Plan provides stockholders with a convenient and economical way to purchase additional shares of the Company's common stock by reinvesting cash dividends paid on their shares. Participation is voluntary. Stockholders who do not choose to participate continue to receive cash dividends, as declared, in the usual manner.

Benefits of the Plan include:

Cash dividends on all or a portion of your shares are reinvested automatically in additional shares of the Company's common stock.

You must be a registered owner or beneficial owner of at least 100 shares in order to participate. You may participate with respect to all or a specified fixed number (but not less than 100) of your shares.

You pay no brokerage commissions or service charges in connection with purchases under the Plan.

Your cash dividends are fully invested because the Plan provides for fractional shares to be credited to your account.

Shares purchased for your Plan account are held for safekeeping by the Bank. You also may deposit your share certificates with the Bank for safekeeping at no cost.

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This communication does not constitute an offer to sell nor a solicitation of an offer to buy any securities. The offering of securities for sale pursuant to the Company's Stockholder Dividend Reinvestment Plan is made only by the Prospectus.

Copies of the Prospectus may be obtained from Orrstown Bank--Shareholder Services, at (717) 532-6114. Please read it carefully before enrolling in the Plan.


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